Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Arcimoto, Inc. on Form S-3, of our report dated March 31, 2021, relating to the financial statements of Arcimoto, Inc. for the years ended December 31, 2020 and 2019, included in its Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ dbbmckennon

Newport Beach, California

December 30, 2021